Exhibit 4.8.2 - Electronic Catalogue (1,3,4,5) - Carrier Aftersale Introduction & Letter of Commitment

开利空调销售服务(上海)有限公司 Carrier Air Conditioning Sales & Service (Shanghai) Co., Ltd.

售后服务承诺书

After Sales Service Commitment

一、服务体系：

1. Service System

在沈阳地区设立常驻开利维修中心，配备专业的维修工程师，处理所有开利机组的维修服务。接到报修信息后，同城市在8小时内，同省在24小时内，跨省在48小时内迅速派员赶赴现场，排除故障，使设备恢复正常使用。每一个维修中心都备有零件仓库，储存足够的零部件，以保障设备维修的及时性。

The permanent Carrier Maintenance Center is established in Shenyang, and its professional maintenance engineers will provide all maintenance services of Carrier units. When receiving maintenance requirement, our engineers will arrive the site (8 hours for the same city, 24 hours for the same province, and 48 hours for other province), remove the faults, and resume equipment to good condition. Every maintenance center has a warehouse for enough parts, in order to guarantee the punctuality of equipment maintenance.

所有开利机组的维修服务都由开利空调销售服务(上海)有限公司遍布全国的维修网络提供支持，以最快速度解决用户提出的有关技术、质量、缺件等各种问题，真正做到“质量是企业的真理，而用户满意是所有事情的目标”。

All maintenance services for Carrier units are provided by the maintenance network that Carrier Air Conditioning Sales & Service (Shanghai) Co., Ltd. deployed around the nation. Carrier will resolve a variety of questions on technology, quality and short item in a very rapid speed, truly fulfilling “Quality is the truth of Enterprise, and user’s satisfaction is the goal for all”.

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开利空调销售服务(上海)有限公司 Carrier Air Conditioning Sales & Service (Shanghai) Co., Ltd.

二、售后服务承诺：

2. After-Sales Service Commitment:

1、质保服务：

A. Warranty Service:

冷水机组提供机组出厂日起18个月或机组调试合格后12个月的免费保修期（以先到者为准），末端机组提供机组出厂日起18个月的免费保修期，对机组运行中非人为故障，维修部负责保修，对非人为因素造成的零部件损坏，维修部负责提供修理或更换损坏的零部件。

Cold Water Units have 18-month warranty since release date or 12-month warranty since commission (the earlier one shall govern), terminal units have 18-month warranty since release date. The maintenance department assumes responsibility for non man-made fault. As for the parts caused by non man-made fault, the maintenance department is responsible for providing maintenance services or changing damaged parts.

2、安装指导：

B. Installation Instructions

设备运输至用户现场后，根据用户要求，维修部可以派专业的维修工程师到用户现场进行设备的安装指导。

Following equipment’s arrival at the user’s site, the maintenance department, in accordance with user’s requirements, may send maintenance engineers to the user’s site for installation instructions.

3、开机调试：

C. Commissioning

在用户水、电、气、冷却塔以及空调系统等外围条件均已具备条件并在《开利机组调试前准备工作调查表》上签字确认后，维修部负责机组的现场开机调试，使机组达到最佳运行状态，并提供《调试合格证》，交付用户使用。

When accessory conditions such as water, electricity, gas and cooling tower are ready for commissioning, as well as users has already signed on Carrier Units Preparation Work Questionnaire before Commissioning, the maintenance department is responsible for starting the units up on-site, keeping the units in best performance, and delivering the units to users by offering Commission Certification.

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开利空调销售服务(上海)有限公司 Carrier Air Conditioning Sales & Service (Shanghai) Co., Ltd.

4、人员培训：

D. Personnel Training

现场培训：维修工程师在用户现场开机调试同时，向用户指派的操作人员进行开机和基本维护知识培训。

On-site Training: when maintenance engineers commissions the units on the user’s site, he/she will conduct training on starting up and basic maintenance knowledge to the operators designated by user.

开利大学培训：开利大学定期为用户开设各系列产品的培训班，提供操作管理人员的理论培训和实践培训，并提供相关的专业教材，由资深的培训师负责因材施教，并发放《结业证书》。

Carrier University Training: Carrier University periodically sets up training seminars for series products, provides operation management personnel with theoretical and practical trainings, and provides relevant specified training material. The senior trainers will cater to trainees’ individual needs, and award Course-Completion Certificate.

5、维护保养：

E. Maintenance

高品质的设备在日常使用中，还需要用户精心的养护，才能最大限度的延长设备的使用寿命和有效降低运行成本。

The high quality equipment needs user’s careful maintenance for daily use, so that it will prolong equipment’s lifetime to maximum level and efficiently reduce operating cost.

开利维修部所推出的维护保养服务，可根据不同类型设备对保养的不同要求再结合用户的个性话的需要而制定。

The maintenance services provided by Carrier maintenance department can be made in accordance with different maintenance requirement of different equipment, and take user’s individual need s into consideration as well.

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开利空调销售服务(上海)有限公司 Carrier Air Conditioning Sales & Service (Shanghai) Co., Ltd.

一般而言，在彻底检查了空调系统后，维修工程师会结合机组实际运行状况给用户提供一个合理的保养工序方案。通过开机前预检查、开机前机组保养、空调季节定期对机组进行检查，随时掌握机组的运行状况和故障情况，得以在设备可能出现问题前及时地进行维修，并随时就机组的运行状况等情况提供详细的技术报告给用户备案参考。这样可以有效降低机组的故障率，并在节省运行费用和降低维修成本同时延长了机组的使用寿命，是对用户投资开利机组最有效的保障。

Generally speaking, after overhauling the air conditioning system, maintenance engineer will offer the user a set of rational maintenance procedures by considering the real operation conditions of units. Through preliminary examination before start-up, unit maintenance before start-up, periodical examination in air-conditioning seasons, operators can know at any time the operation and fault conditions of the units. The equipment can be repaired before finding the problems and detailed technical report about real-time operation conditions can back up as a reference. Under such condition, failure rate of units can be efficiently reduced. It not only saves operation and maintenance cost, but extends units’ service- life. It is most efficient warranty that users invest Carrier units.

6．设备维修

F. Equipment Repair

对超过质保期的机组，以最优惠的价格提供终身有偿维修服务。

As for the units beyond quality guarantee period, carrier will provide life-time paid repair service at the most favorable price.

7、备件供应：

G. Spare Part Supply:

机组在长期投入运转后，可能需要更换一部分零部件。各维修中心设有开利销售的各系列产品的备件库，长年储存常备零件。本公司将以最优惠的价格为用户提供维修零配件，用以满足用户在任何时间、任何范围内的维修要求。及时合法地提供优质原厂的开利零配件。

After long-term operation, units may need change some parts. Every maintenance center has a spare parts store of all series products, and keeps regular parts all the year round. Our company will offer users repair services for parts, in order to satisfy users’ repair requirement at any time and at any scope. Carrier will provide original quality Carrier parts in time and lawfully.

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开利空调销售服务(上海)有限公司 Carrier Air Conditioning Sales & Service (Shanghai) Co., Ltd.

8、系统升级：

H. System Upgrade

利用改造、升级进行设备改型、功能增加。技术及系统升级服务能增加设备的可靠性和运营效率，在遵循空气净化法案的同时节省您的运行成本。

The equipment shall be remodeled and its functions can be strengthened by rebuild and upgrade. Technology and system upgrade can raise the stability and operation efficiency. It also complies with air purification act, but also save your operation cost.

9、设备更换：

I. Equipment Change

对于过了使用期限的旧机组，开利维修部可以向用户提供旧机改造工程一条龙服务。其中包括了现场勘察、旧机使用状况评估、机房系统设计、制定施工方案、机组运输和安装、水系统更换再到机组售后的维护保养等一系列全套的系统解决方案的一站式服务。

As for the old units that beyond duration of service, Carrier maintenance department can provide users with one package service of old equipment rebuilt. Among them, the one-station service includes on-site survey, service condition evaluation of old equipment, system design of equipment room, formulation of construction plan, transport and installation of units, water system change and after-sales maintenance.

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